 Exhibit 30(d)(i)

Protective Life & Annuity Insurance Company	Home Office: 2801 US-280, Birmingham, AL 35223 1-800-866-9933
State of Domicile – Alabama A Stock Company www.protective.com	Administrative Office: P. O. BOX 292 Birmingham, AL 35201-0292 1-888-353-2654

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

OWNER:

POLICY NUMBER:

This is a legal contract (the “Policy”) between the Owner (also referred to as “you” or “your”) and Protective Life & Annuity Insurance Company (also referred to as the “Company”, “we”, “us”, or “our”).  Please read it carefully.
This Policy is a legal contract between the Owner and the Company. PLEASE READ THIS POLICY CAREFULLY.

RIGHT TO CANCEL PERIOD:
THE OWNER MAY RETURN THE POLICY TO THE COMPANY OR AN AUTHORIZED REPRESENTATIVE WITHIN 10 DAYS OF RECEIVING IT. IF REPLACEMENT OF AN EXISTING POLICY IS INVOLVED, THE RIGHT TO CANCEL PERIOD IS EXTENDED TO 60 DAYS. IF RETURNED DURING THE RIGHT TO CANCEL PERIOD, THE POLICY WILL BE DEEMED VOID FROM THE START, AND THE COMPANY WILL REFUND THE GREATER OF: (1) PREMIUMS RECEIVED LESS ANY WITHDRAWALS AND DISTRIBUTIONS; OR (2) THE POLICY VALUE ACCOUNT LESS ANY WITHDRAWALS AND DISTRIBUTIONS.

Signed for the Company on the Issue date.

/s/ Richard J. Bielen	/s/ Steve M. Callaway
Richard J. Bielen	Steve M. Callaway
President	Secretary

ADJUSTABLE DEATH BENEFIT. Proceeds payable at death are subject to Policy provisions. Please refer to the “Death Benefit” provision of this Policy for a description of the Death Benefit. Flexible Premiums are payable while the Insured is alive. If no Premiums are paid after the first Premium, or if subsequent Premiums prove to be insufficient, this coverage may cease prior to age 121. PAYMENTS AND VALUES THAT ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SUB-ACCOUNTS ARE VARIABLE, MAY INCREASE OR DECREASE ACCORDINGLY, AND ARE NOT GUARANTEED AS TO AN AMOUNT. Non-Participating. Does not pay dividends.

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TABLE OF CONTENTS

POLICY SPECIFICATIONS	S1

DEFINITIONS	1

OWNERSHIP PROVISIONS	3

GENERAL PROVISIONS	4

DEATH BENEFIT PROVISIONS	7

FEES AND CHARGES	8

POLICY VALUES, LOANS AND NONFORFEITURE PROVISIONS	9

TRANSFER PROVISIONS	13

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PLACEHOLDER FOR POLICY SCHEDULE PAGES

DEFINITIONS

Administrative Office:   The location where administrative services for this Policy are performed as shown on the Front Cover of this Policy.

Attained Age: The age of the Insured, nearest birthday, as of the Policy Date and each Policy Anniversary thereafter.

Base Policy Face Amount: The Base Policy Face Amount (life insurance coverage) as shown on the Policy Schedule for this Policy.

Beneficiary: The person(s) named by the Owner to receive the Death Benefit proceeds upon the death of the Insured. The primary Beneficiary(ies) is the person(s) or class of person designated to receive the proceeds of this Policy upon the death of the Insured. The Owner may designate a contingent Beneficiary(ies) to receive the proceeds if there is no primary Beneficiary(ies) living at the time of the Insured’s death.

Cash Surrender Value: Calculated on the effective date of the surrender and is equal to:
  The Cash Value (on the effective date of the surrender); less
(b)
Outstanding Policy loans and accrued loan interest, if any.

Cash Value: Is equal to the Policy Value Account plus the Return of Expense Charge Benefit, if any.

Code: The Internal Revenue Code of 1986 as amended.

Death Benefit: The Death Benefit is calculated in terms of the Death Benefit option elected. A full description of the Death Benefit is described in the “Death Benefit” provision.

Evidence of Insurability: Information about an Insured which is used to approve or reinstate this Policy or any additional benefit.

Fixed Account: An investment option that provides for guaranteed interest and is part of the Company’s General Account. Policy Value Account includes any amount invested in the Fixed Account.

Fund(s): An underlying mutual fund in which a Sub-Account invests. Each Fund is an investment company registered with the SEC or a separate investment series of a registered investment company.

General Account: The assets of the Company other than those allocated to the Variable Account or another separate account of the Company.

Insured: The person named on the Policy Schedule as the Insured.

Issue Date: The date from which the incontestability and suicide exclusions are measured shown on the Policy Schedule.

Loan Account: All outstanding Policy loans plus interest credited on the portion of the Policy Value Account being used as collateral for the outstanding Policy loans. The Loan Account is held in the General Account of the Company. The Loan Account is not part of the Variable Account.

Loan Account Value: The value of the Loan Account credited to the Owner under the Policy Value Account.

Loan Interest Credit Spread: An amount deducted from the loan interest rate to determine the interest credited on the portion of the Policy Value Account being used as collateral for a Policy loan. The maximum Loan Interest Credit Spread is shown on the Policy Schedule.

Money Market Sub-Account: A fund which seeks a high level of current income as is consistent with the preservation of capital and liquidity and investing in short term, high quality, liquid debt and monetary instruments.

Monthly Anniversary: Occurs on the same numerical day of the month as the Policy Date shown on the Policy Schedule in each subsequent Policy Month this Policy remains in force.

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Owner: The person, persons or entity named on the Policy Schedule as the Owner. The Owner is entitled to all the rights under this Policy while the Insured is living.

Policy Date: The effective date of coverage under this Policy.

Policy Month/Policy Year/Policy Anniversary: Policy Months, Policy Years and Policy Anniversaries are measured from the Policy Date shown on the Policy Schedule.

Policy Value Account: The sum of the Sub-Account Value, Fixed Account value, and Loan Account value.

Premiums: Amounts received and allocated to the Sub-Account(s) and the Fixed Account prior to any deductions.

Request: Any instruction in a form, written, telephoned, electronic or computerized, as may be applicable, and received at the Administrative Office from the Owner or an assignee of record or the Beneficiary (as applicable) as required by the Company, or as described in any provision of this Policy, and which may have to be in writing or on a form or in a format prescribed by the Company. The Request will take effect when signed and is subject to any action taken or payment made by the Company prior to receipt. Written notice from the Owner will be required for the following:
  Allocation of Premiums or Policy loan repayments; and
  Requests for surrenders, partial withdrawals, Policy loans, or Transfers.

Return of Expense Charge Benefit: Where applicable, the Company will calculate and return a percentage of the expense charge. The Return of Expense Charge Benefit calculation is based on a percentage of the Policy Value Account and is only payable upon a complete surrender of the Policy. The percentage and duration of the Return of Expense Charge Benefit, in addition to the limitations and requirements, are described in the “Return of Expense Charge Benefit” provision.

Sub-Account(s): Sub-division(s) of the Variable Account that invest in Fund(s). The Fixed Account is not a Sub-Account.

Sub-Account Value: The sum of the values of the Sub-Accounts credited to the Owner under the Policy Value Account. The Sub-Account Value is credited with a return based upon the investment experience of the Sub-Accounts selected by the Owner and will increase or decrease accordingly.

Transaction Date: The date on which any Premium payment or Request from the Owner will be processed by the Company.  Premium payments and Requests received after 4:00 p.m. EST/EDT will be deemed to have been received on the next business day. Requests will be processed, and the Sub-Account Value will be valued on each date that the New York Stock Exchange (“NYSE”) is open for trading.

Total Face Amount:  Total Face Amount is the sum of the Base Policy Face Amount as shown on the Policy Schedule plus any endorsements or riders attached to the Policy that provide additional life insurance coverage on the Insured. If no additional endorsement or riders attach to the Policy, then the Total Face Amount and Base Policy Face Amount will be the same.

Transfer: The transfer of Sub-Account Value from one Sub-Account to one or more Sub-Account(s) or a transfer from the Sub-Account(s) into the Fixed Account or transfer from the Fixed Account to one or more Sub-Accounts.

Unit: Unit of measure used to calculate the Sub-Account Value.

Valuation Date: The date on which the net asset value of each Fund is determined.  A Valuation Date is each day that the NYSE is open for regular business.  The value of a Sub-Account’s assets is determined at the end of each Valuation Date.  To determine the value of an asset on a day that is not a Valuation Date, the value of that asset as of the end of the previous Valuation Date will be used.

Valuation Period: The period between two successive Valuation Dates, starting at the close of the NYSE on one Valuation Date and ending at the close of the NYSE on the next succeeding Valuation Date.

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Variable Account:  One of the accounts into which Premiums may be paid under this Policy, net of Policy fees and charges described herein. The Separate Account, as shown on the Policy Schedule, is a segregated investment account established by the Company in accordance with the laws and regulations of the state of New York.  The Company owns the assets in the Variable Account. The investments held in the Variable Account provide variable life insurance benefits under this Policy. This account is kept separate from the General Account and other separate accounts the Company may have. The Variable Account is registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended.

OWNERSHIP PROVISIONS

Rights of Owner: While the Insured is living, all benefits and rights under this Policy belong to the Owner; however, the Owner’s rights are subject to the rights of any assignee or irrevocably named Beneficiary.

Assignments/Transfers: The Owner may assign this Policy while the Insured is living subject to applicable laws and regulations. An assignment will take effect the date when signed, unless otherwise specified by the Owner and subject to any payments made or actions taken by the Company prior to receipt.  When filed, the Owner’s rights and those of the Beneficiary are subject to the assignment. The Company is not responsible for the validity of any assignment.

When received by the Company, a transfer of ownership will revoke any designation of a Secondary Owner. It will not change a Beneficiary. All benefits and rights under this Policy will belong to the new Owner, subject to the terms and conditions of the Policy and the interest of any recorded assignee.

Beneficiary: While the Insured is living, the Owner may change the Beneficiary by Request unless a previous designation was indicated as being irrevocable. Any change is subject to any existing assignment of this Policy. A change of Beneficiary, when received, will take effect as of the date the Request was signed. However, the change will not affect any payment made or actions taken by the Company before it received a Request for a change of Beneficiary.

The Company may rely on an affidavit by any responsible person to identify a Beneficiary or verify the non-existence of a Beneficiary not identified by name.

Variable Account: The Company has absolute ownership of the assets of the Variable Account. The portion of the assets of the Variable Account equal to the reserves and other contract liabilities with respect to the Variable Account are not chargeable with liabilities arising out of any other business the Company may conduct. The assets of the Variable Account are divided into a series of Sub-Accounts that are listed in the current Policy prospectus. Each Sub-Account invests exclusively in shares of a corresponding Fund. Any amounts of income, dividends, and gains distributed from the shares of a Fund will be reinvested in additional shares of that Fund at its Net Asset Value Per Share.

When permitted or required by the Investment Company Act of 1940, under the Code, or other applicable federal laws and in accordance with the laws and regulations of the State of New York, and subject to prior approval being obtained from the Superintendent of the New York Department of Financial Services, the Company may:
  Create new Variable Accounts;
  Combine Variable Accounts;
  Restrict Premium Payments or Transfers into any Sub-Account;
  Transfer assets of one Variable Account to another Variable Account;
  Add new Sub-Account to or remove existing Sub-Accounts from the Variable Account or combine Sub-Accounts;
  Make new Sub-Accounts or other Sub-Accounts available to such classes of policies as the Company may determine;
  Close certain Sub-Accounts to allocations or Premium Payments or Transfers of Policy Value;
  Add new Funds or remove existing Funds;
  Substitute a different Fund for any existing Fund if shares of a Fund are no longer available for investment or if the Company determines that investment in a Fund is no longer appropriate in light of the purpose of the Variable Account;
  Deregister the Variable Account under the Investment Company Act of 1940 if such registration is no longer required;
  Operate the Variable Account as a management Investment Company under the Investment Company Act of 1940 or in any other form permitted by law; and
  Make any changes to the Variable Account or its operations as may be required by the Investment Company Act of 1940 or other applicable law or regulations.

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When permitted by law, the Company may modify the Policy to comply with applicable federal and New York laws and combine the Variable Account with other Variable Accounts.  Prior written consent of the Owner will be obtained for any change that diminishes the rights or benefits under the Policy.

The investment policy of the Variable Account will not be changed without approval pursuant to the insurance laws of the state where this Policy is delivered and approval of or change to the investment policy will be filed with the Superintendent of the New York Department of Financial Services.

The values and benefits of this Policy provided by the Variable Account depend on the investment performance of the Funds in which the Owner’s selected Sub-Accounts are invested. The Policy value of the Variable Account and Cash Surrender Value will be determined at least monthly. The Company does not guarantee the investment performance of the Funds. The Owner bears the full investment risk for Net Premiums allocated or Policy Value transferred to the Sub-Accounts.

Material Change of Investment Policy of Variable Account: In the event of a material change in the investment policy of the Variable Account, any Owner objecting to such change shall have the option to convert, without evidence of insurability, to a general account life insurance policy provided by the Company or an affiliate of the Company in the state of New York. Alternatively, the Owner may elect to Transfer all amounts held in the Variable Account to the Fixed Account, without restriction, if the Company determines, at the time of such material change of investment policy, that the Fixed Account under this Policy is competitively priced in relation to the other available general account products. The Company will give appropriate notice to such objecting Owner of all options available.  The option to convert or Transfer funds from the Variable Account into the Fixed Account is exercisable within 60 days after (i) the effective date of such change in the investment policy or (ii) the receipt of the notice of the options available, whichever is later.

Valuation of Assets: Assets of Funds held by each Sub-Account will be valued at their Net Asset Value Per Share on each Valuation Day. Each Fund’s prospectus defines the Net Asset Value Per Share of the Funds and describes each Fund.

Ownership of Fixed Account: The Company has absolute ownership of the assets of the Fixed Account.  Except as limited by law, the Company has sole control over the investment of the General Account assets. The Owner does not share in the investment experience of the General Account but is allowed to allocate and Transfer Policy Value into the Fixed Account.

GENERAL PROVISIONS

Entire Contract: This Policy, any endorsements, any riders, and the application form the entire contract.  After issue, amendments or changes in writing and agreed to by the Company are part of the contract. All statements in the application are considered representations and not warranties. Only material misstatements in the application will be used to defend a claim or to avoid the Policy for misrepresentation. Only the President and the Secretary of the Company have the authority to change or waive any provisions of the Policy. No agent or broker has the authority to change any term of this Policy or to make any agreements binding to the Company.

Policy Modification: Upon notice to the Owner, the Company may modify this Policy if such modification (1) is necessary to make the Policy or the Variable Account comply with any law or regulation issued by a governmental agency to which the Company or the Variable Account is subject; (2) is necessary to assure continued qualification of the Policy under the Code or other federal or state laws as a life insurance policy; (3) is necessary to reflect a change in the operation of the Variable Account or of a Sub-Account; or (4) adds, deletes or otherwise changes the Variable Account or the available Sub-Accounts. The Company also reserves the right to modify certain provisions of this Policy as stated in those provisions. In the event of any such modification, the Company may make appropriate amendments to this Policy to reflect such modification. Prior approval of the New York Department of Financial Services must be obtained before any modifications will be effective.

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The Company may terminate a Sub-Account or Fund. In that event, the Owner by Request may change the Owner's Premium allocation instructions. If no Request is made by the date of termination, future Premium payments that were allocated to the terminating Sub-Account or Fund will be allocated to the Money Market Sub-Account. Any modification will not affect the terms, provisions or conditions, which are, or may be, applicable to Premium payments previously made to any such Sub-Account.

Incontestability: Except for nonpayment of Premiums, this Policy will not be contested after it has been in force during the Insured's lifetime for 2 years from the Issue Date. If this Policy is reinstated, it will not be contested after it has been in force during the Insured’s lifetime for 2 years following the date of reinstatement. If the Total Face Amount is increased, the amount of the increase will in like manner be incontestable after it has been in force during the Insured’s lifetime for 2 years from the effective date of the increase.

The validity of this Policy will only be contested on the basis of a material misrepresentation.

Suicide Exclusion: If the Insured commits suicide within 2 years from the Issue Date, then the proceeds payable under this Policy will be limited to an amount equal to all Premiums paid on this Policy less outstanding Policy loans and accrued loan interest and partial withdrawals. Payment will be made to the Beneficiary.

If the Total Face Amount is increased and the Insured commits suicide within 2 years from the effective date of any increase, then the Company will refund the cost of insurance paid for the amount of increase. The Total Face Amount of the Policy will be reduced to the Total Face Amount that was in effect prior to the increase.

The Company reserves the right to request and obtain evidence as to the manner and/or cause of the Insured’s death where not prohibited by law. Such request:
a) will be reasonable;
b) will clearly set forth the reasons why an autopsy is warranted; and
c) the autopsy will be at the Company’s expense.

Currency: All amounts to be paid to or by the Company will be in the currency of the United States of America.

Misstatement of Age and/or Sex: If the Insured's age and/or sex on the Policy Date has been misstated and the misstatement is discovered on or after the death of the Insured, then the benefits payable under this Policy will be the amount of insurance that the cost of insurance would have purchased for the correct age and/or sex on the Policy Date. The applicable factor used in determining the Death Benefit shall be the factor required by Section 7702 of the Code reflecting the Insured’s correct age and/or sex. If the Insured is alive at the time the misstatement of age and/or sex is discovered, then we will adjust the Policy Value Account and other benefits under the Policy as of the Policy Date based on the correct age and/or sex. Future monthly deductions from the Policy Value Account will be based upon the correct age and/or sex.

Payment of Premiums: The first Premium is due on or before the Policy Date shown on the Policy Schedule. The Company will mail the Owner a billing notice 30 days in advance of the Premium due date. All Premiums after the first are to be made payable in advance to the Company at the Administrative Office and will be due on the Monthly Anniversary on which the cost of insurance exceeds the Policy Value Account less any outstanding Policy loans and accrued loan interest. Subject to limitations as provided in this Policy, Premiums paid after the first may be paid in any amount and at any time before the Insured attains the age of 121. Confirmation will be sent upon receipt of each Premium.

Allocation of Premiums:  Premiums (less expense charges) will be allocated among the available Sub-Account(s) or the Fixed Account selected by the Owner. To the extent a selected Sub-Account is not available, the Company will allocate that portion of the Premium payment to the Money Market Sub-Account until receipt of further allocation instructions from the Owner. The Owner will be bound by the investment experience of such Sub-Account(s) and the Fund(s) in which such Sub-Account invests. The Company is not responsible for any tax consequences, liability or effect which may result due to Premiums being invested in any Sub-Accounts during the right to cancel period.

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Grace Period: The Monthly Anniversary is the due date for any Premium required to keep the Policy in force for that month. Except for the first Premium, if the amount in the Policy Value Account, less any Policy loan and accrued loan interest, on the last day of a Policy Month is not sufficient to cover the monthly deduction for the cost of insurance for the next Policy Month, a grace period of 61 days from the due date will be allowed for the payment of an amount sufficient to cover the monthly cost of insurance for the next 3 months. Coverage will remain in force during the grace period. If the Premium due is not paid within the grace period, all coverage under this Policy will cease at the end of the 61-day period. Notice of such Premium due will be mailed to the last known address of the Owner and any assignee of record at least 31 days prior to the date coverage will cease and will not be mailed before the start of the grace period. If the Insured dies during the grace period, any cost of insurance charges due and unpaid will be deducted from the Death Benefit proceeds through to the end of the month in which the death occurred.

Periodic Premium Amounts: This Policy does not require that additional Premiums be paid; however, the Company may recommend a periodic Premium amount. The actual amount of Premium required may change, depending on the number of Premium payments made, changes in coverage, investment experience, monthly risk rate, and partial withdrawals and Policy loans made.

Additional Premium Payments: The Owner may make additional Premium payments as described below prior to reaching Attained Age 121. Additional Premium payments may be limited to amounts that will not cause the Policy to become a modified endowment contract under Section 7702A of the Code.

The minimum additional Premium that will be accepted at one time is as set out in the Policy Schedule. The Company reserves the right to restrict or refuse additional Premium payments that exceed the initial periodic Premium amount shown on the Policy Schedule and which would cause this Policy to fail to qualify as life insurance under applicable tax laws, unless Premiums are necessary to continue coverage. The Company is not responsible for any unintended tax consequences of any additional Premium payments and nothing contained herein is to be construed as the giving of tax advice.

Reinstatement: This Policy may be reinstated within 3 years after the coverage ceased unless it has been surrendered. For the Policy to be reinstated, the Company must receive:
  A Request from the Owner;
  Evidence of insurability for the Insured, at the Owner’s expense;
  Payment of the cost of insurance for the grace period;
  Payment of an amount equal to 3 months’ cost of insurance. Such payment, less the expense charges, will be credited to the Policy Value Account as of the date of Reinstatement; and
  Payment or reinstatement of any Policy loans and accrued loan interest that was outstanding as of the date the coverage ceased. Interest will be the current loan interest rate per year and will be compounded annually to the date of the Policy reinstatement.

Reinstatement will become effective on the date the application for reinstatement is approved by the Company.

Annual Statement: At least annually after each Policy Anniversary, the Company will send the Owner a statement, without charge, and reflecting information as of a date not more than four months prior to the date of mailing, showing:
  The Policy Value Account, if any, from the beginning of the current report period and at the end of the current report period;

  The beginning and end dates of the current report period;
  The Cash Surrender Value;
  All amounts credited and debited;
  The current Death Benefit at the end of the current report period on each life covered;
  Premiums paid and investment experience since the last statement;
  Partial withdrawals and charges since the last statement;
  Outstanding Policy loans and loan interest paid since the last statement and available loan amount;
  The current allocation in each of the Sub-Accounts;
  Current allocation in the Fixed Account; and
  Any other information required by federal and/or state laws.

If the Policy’s Cash Surrender Value less any Return of Expense Charge Benefit, if applicable, will not maintain the Policy in force until the next reporting period unless further payments are made, a notice to this effect will be included in the report.

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Projection of Benefits and Values: The Owner may at any time request from the Company a projection of future benefits and values. The first projection provided during a Policy Year will be at no charge. Each additional projection during that Policy Year will be subject to a maximum fee of the amount shown on the Policy Schedule and payable at the time of the Request for the additional projection of benefits and values.

The projection of benefits and values will be based on:
  The current Policy Value Account;
  Assumed investment experience;
  Coverage amounts and the Death Benefit option elected;
  Recommended periodic premium amounts; and
  Current monthly risk rates.

DEATH BENEFIT PROVISIONS

Death Benefit Options: The Death Benefit option for this Policy as of the Issue Date is shown on the Policy Schedule.  The Death Benefit is determined by the option in effect at the Insured's date of death.

Option 1: Level Death
The Death Benefit will be the greater of:
(a)  The Total Face Amount shown on the Policy Schedule, less any partial withdrawals; or
(b)  The Cash Value on the Insured’s date of death multiplied by the applicable factor shown on the Policy Schedule for the Insured’s age at date of death.

Option 2: Coverage Plus
The Death Benefit will be the greater of:

  The Total Face Amount shown on the Policy Schedule, plus the Policy Value Account on the Insured’s date of death; or
  The Cash Value on the Insured’s date of death multiplied by the applicable factor shown on the Policy Schedule for the Insured’s age at date of death.

Payment of the Death Benefit: The Death Benefit proceeds payable will be reduced by outstanding Policy loans and accrued loan interest. The Death Benefit proceeds payable on the Insured’s death will be paid in a lump sum unless the Owner elects to receive all or a portion of the Death Benefit proceeds under a settlement option that the Company is then offering.

The Company shall make settlement to the Beneficiary, not later than 30 days after the Company receives due proof of the Insured's death. The Company will pay interest, computed daily, from the date of death equal to the rate required by the state in which the policy was delivered.

Change of Death Benefit Option: After the first Policy Year, but not more than once each Policy Year and subject to the Company’s approval, the Owner may change the Death Benefit option by Request. Any change will be effective on the Monthly Anniversary following the date the Company approves the Request.
A change in the Death Benefit option is subject to the following conditions:
  At the time of a change from Option 1 to Option 2, the new Total Face Amount, at the time of the change, will equal the existing (prior to change) Total Face Amount less the Policy Value Account. Evidence of Insurability may be required.
  At the time of a change from Option 2 to Option 1, the new Total Face Amount, at the time of the change, will equal the existing (prior to change) Total Face Amount plus the Policy Value Account.

Change of Total Face Amount: By Request, and subject to the Company’s approval, the Owner may at any time increase or decrease the Total Face Amount provided by this Policy.
For a decrease in Total Face Amount:
●   The Company must receive a Request;
●
The decrease will become effective on the Monthly Anniversary following approval of the Request;
●
The decrease will apply first to the most recent increase or increases in Total Face Amount for purposes of the “Incontestability” provision; and
●
The minimum decrease amount is at least equal to that amount required and shown on the Policy Schedule.

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The Total Face Amount may not be decreased below the amount shown on Policy Schedule unless prior approval is obtained from the Company. Any decrease in the Total Face Amount may affect the Cash Value.
For an increase in Total Face Amount:
●     The Company must receive a Request;
●     The increase will be subject to Evidence of Insurability satisfactory to the Company;
●
      The increase will be effective on the Monthly Anniversary following the approval of the Request for the increase,

        subject to the deduction of the first month's cost of insurance from the Policy Value Account; and
●
The minimum increase amount is at least equal to that amount required and shown on the Policy Schedule.

FEES AND CHARGES

Deduction of Fees and Charges: Unless otherwise stated, fees and charges will be deducted from the Policy Value Account on a pro rata basis from the Sub-Accounts and/or Fixed Account, where applicable.  The Owner may Request that fees and charges be deducted from specific Sub-Accounts and/or Fixed Account, where applicable, or designate a specific Sub-Account for this purpose.

Any such request is subject to the provisions or restrictions of any Sub-Accounts and the Fixed Account and the available value in the Sub-Accounts or Fixed Account where applicable. If there is insufficient value in a selected Sub-Account(s), or Fixed Account, then the Company may deduct any fees and charges or the remainder of such fees and charges on a pro rata basis from the Sub-Accounts or Fixed Account where applicable. The Owner may be required to maintain in any designated Sub-Account(s) amounts sufficient to cover estimated Policy fees and charges for the next Policy Year. The Company reserves the right to transfer Sub-Account Value from any Sub-Account or Fixed Account to the Money Market Sub-Account in amounts sufficient to cover estimated Policy fees and charges for the next Policy Year.

Cost of Insurance: An amount will be deducted on each Monthly Anniversary from the Policy Value Account to pay the cost of insurance for that Policy Month. The cost of insurance is calculated on the Monthly Anniversary and is equal to:
  The Death Benefit divided by the death benefit interest rate factor as shown on the Policy Schedule, less the Policy Value Account on each Monthly Anniversary, multiplied by the current monthly risk rate for the Insured’s Attained Age; plus
  The monthly administration charge.

If there has been an increase or decrease in the Death Benefit during the Policy Year, the cost of insurance calculation will be adjusted accordingly to reflect the change.

Monthly Risk Rate: The maximum monthly risk rates are shown on the Policy Schedule. The Company may charge a lower monthly risk rate. The monthly risk rates shown are based on the Mortality Tables as shown on the Policy Schedule.

Expense Charge: The maximum expense charge for this Policy is shown on the Policy Schedule. The Company may assess an expense charge less than the maximum expense charge, but it will never exceed the maximum expense charge. The expense charge will be deducted from each Premium paid.  This would include any Premium paid to reinstate the Policy.

Administration Charge: The maximum administration charge for this Policy is shown on the Policy Schedule. This charge is deducted from the Policy Value Account on the Monthly Anniversary. The Company may assess an administration charge less than the maximum administration charge, but it will never exceed the maximum administration charge.

Mortality and Expense Charges: This charge is accrued on a daily basis based on an annual percentage of the net asset value of each Fund and is deducted on the Monthly Anniversary from the Sub-Accounts.  The actual mortality and expense charge (“M&E Charge”) is determined by the Company, but may not exceed the annual maximum M&E Charge as shown on the Policy Schedule.

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The company reserves the right to change the monthly risk rate, expense charge, administrative charge or mortality and expense charges. Any change will be based on changes in the Company’s expectations of investment income, mortality, persistency, and expense. Furthermore, if a change is made, then it will not discriminate unfairly within any class of Owners or Insureds.

POLICY VALUES, LOANS AND NONFORFEITURE PROVISIONS

Policy Value Account: The Policy Value Account is the sum of the Sub-Account Value, the Fixed Account value, and the Loan Account value. Each Premium less any expense charge will be credited to the Policy Value Account on the date received at the Administrative Office. On the Monthly Anniversary, a deduction will be made from this account for the cost of insurance as stated in the “Cost of Insurance” provision and any other charges specified in the Policy as being deducted from the Policy Value Account.

Sub-Account Value: The Sub-Account Value is the total dollar amount of all Units credited to the Owner’s Policy under each of the Sub-Accounts, excluding the Fixed Account, if applicable. Each Sub-Account’s Value is equal to the sum of:
  The net asset value of the Fund(s) in the Sub-Account at the last Valuation Date;
  Any Premium, less expense charges deducted from Premiums received during the current Valuation Period which is allocated to the Sub-Account;
  Any Policy loan repayment amount allocated to the Sub-Account;
  All values transferred to the Sub-Account; and
  Any net investment return allocated to the Sub-Account.
MINUS the following:
  All values transferred to another Sub-Account, the Fixed Account and Loan Account taken from the Sub
   Account during the current Valuation Period;
  All partial withdrawals from the Sub-Account during the current Valuation Period;
  An amount representing the M&E Charge. This charge is accrued on a daily basis based on an annual percentage of the net asset value of each Fund and is deducted on the Monthly Anniversary from the Sub-
   Accounts;
  An amount for the cost of insurance (as defined in the “Cost of Insurance” provision) deducted from the Sub-
   Accounts on the Monthly Anniversary; and
  An amount for Transfer fees, if applicable.

Amounts allocated or transferred to a Sub-Account are used to purchase Units in the Sub-Account. The number of Units to be credited will be determined by dividing the amount allocated or transferred to the Sub-Account by the value of a Unit in that Sub-Account. The value of a Unit at the end of every Valuation Period is the value of the Unit at the end of the previous Valuation Period times the Net Investment Factor, as described below. The Sub-Account Value for a Policy is determined on any day by multiplying the number of Units attributable to the Policy in that Sub-Account by the Unit value for that Sub-Account on that day. Units for the initial Premium will be credited to the Sub-Accounts selected and Units for subsequent Premium payments will be credited at the end of the Valuation Period during which the Company receives the Premium.

In addition, whenever a Valuation Period includes a Monthly Anniversary, the value of each Sub-Account at the end of such period is reduced by the portion of any accrued policy fees or charges as are described in the Policy as being allocated to the Sub-Account.

Net Investment Factor: The Unit value for each Sub-Account for any Valuation Period is determined by the Net Investment Factor. The Net Investment Factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor for a Sub-Account for any Valuation Period is determined by dividing (a) by (b) where

(a)         is the net result of:
i.
the net asset value per share of the Fund held in the Sub-Account, determined at the end of the current Valuation Period; plus
ii.
 the per share amount of any dividend or capital gain distributions made by the Fund to the Sub-Account, if the “ex-dividend” date occurs during the current Valuation Period; plus or minus
iii.
a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the operations of the Sub-Account.

V17-J355X-NY 8-20

(b)         is the Net Asset Value Per Share of the Fund held in the Sub-Account, determined at the end of the last Valuation Period.

Fixed Account Value: The Fixed Account value is equal to the sum of:
  Premiums, less expense charges, allocated to the Fixed Account; plus
  Sub-Account Value transferred to the Fixed Account; plus
  Interest credited to the Fixed Account.

MINUS the following
  The portion of any accrued Policy fees and charges allocated to the Fixed Account;
   An amount for the cost of insurance (as defined in the “Cost of Insurance” provision of the Policy)
deducted from the Fixed Account on the Monthly Anniversary;
  An amount for Transfer fees, if applicable, deducted from the Fixed Account;
  Partial withdrawals from the Fixed Account including any applicable partial withdrawal charges; and
  Transfers from the Fixed Account.

During any Policy Month, the Fixed Account value will be calculated on a consistent basis. For purposes of crediting interest, any amount deducted, transferred or withdrawn from the Fixed Account is accounted for on a first in, first out basis.

Fixed Account Interest: The interest rate credited to the Policy Value Account in the Fixed Account is set by the Company but is guaranteed to be at least the minimum guaranteed interest rate shown on the Policy Schedule. The Company may credit interest at rates higher than the guaranteed interest rate. Additional interest credited is nonforfeitable after the effective date of such crediting, except for any charges as allowed by the state of New York imposed under the Policy. Any additional interest credited will be credited at least annually. Any change in the interest rate credited will be based on changes in the Company’s expectations of investment income, mortality, persistency and expense.  Any change in the interest rate credited will not discriminate unfairly within any class of Owners or Insureds. The Company will review the interest crediting rate monthly and may reset the interest rate monthly.

Policy Loan: While this Policy is in force, the Owner by Request may obtain a Policy loan from the Company on the security of the Policy. The minimum loan amount is as set out in the Policy Schedule. The total amount of Policy loans cannot be more than the maximum described in the “Loan Value” provision. Policy loan amounts will be withdrawn first on a pro rata basis from the Sub-Accounts and Fixed Account. The Company may allow the Owner, by Request, to specify from which Sub-Accounts or Fixed Account such amounts are to be withdrawn. A Policy loan will be a first lien on the Policy in favor of the Company. Loan amounts taken from the Fixed Account may, at the Company’s discretion, be postponed for a period of up to 6 months except where required to pay Premiums.

Effect of a Loan: When a Policy loan is made, funds are transferred out of the Variable Account and Fixed Account and into the Loan Account.

A Policy loan, whether or not repaid, will have a permanent effect on the Cash Surrender Value and on the Death Benefit, as described in this Policy. If not repaid, the outstanding Policy loan and accrued loan interest will reduce the amount of Death Benefit and the amount available upon surrender of this Policy. If the total indebtedness on the Policy, including loan interest as accrued or due, equals or exceeds the amount of the Policy’s loan value, the Policy will terminate, provided that notice to this effect has been sent to the Owner and assignee no less than 30 days prior to termination of the Policy and such notice has been delivered in a manner as is required by the laws and regulations of the state of New York.

Loan Value: The maximum Policy loan value is equal to:
  90% of the Policy Value Account at the time of the Policy loan; less
  Any outstanding Policy loans and accrued loan interest; less
  The current cost of insurance remaining for the balance of the Policy Year; less
  Interest on the Policy loan to the next Policy Anniversary date.

V17-J355X-NY 8-20

Loan Interest: The loan interest rate is used to determine the amount of any accrued loan interest on the outstanding Policy loan. Loan interest is due and payable on each Policy Anniversary. Interest not paid when due will be added to the outstanding Policy loan and will bear interest at the loan interest rate.

Interest credited on the portion of the Policy Value Account being used as collateral for a Policy loan is the loan interest rate less an amount not to exceed the maximum Loan Interest Credit Spread as shown on the Policy Schedule.

Loan Interest Rate: The loan interest rate will be determined annually at the beginning of each Policy Year. It is guaranteed for that Policy Year and applies to all Policy loans outstanding during that Policy Year. Interest is due and payable on each Policy Anniversary. Interest not paid when due will be added to the Policy loan and will bear interest at the loan interest rate.

The maximum loan interest rate for Policy loans is based on a Published Monthly Average for the calendar month ending two (2) months before the date on which the rate is determined. That average is:
  The Moody’s Corporate Bond Yield Average - Monthly Average Corporates as published by Moody's Investors Service, Inc. or any successor thereto; or
  In the event that the Moody's Corporate Bond Yield Average - Monthly Average Corporates is no longer published, a substantially similar average, established by regulation issued by the Superintendent of the New York Department of Financial Services.

The Company must reduce the loan interest rate if the maximum loan interest rate is lower than the loan interest rate for the previous Policy Year by one-half of one percent or more. Any increase to the loan interest rate must be at least one-half of one percent. No increase may be made if the loan interest rate would exceed the maximum loan interest rate. The Company will send to the Owner and any assignee of record advance notice, as soon as is reasonably possible of any increase in the rate, but no less than 30 days’ notice will be given. The Policy will not lapse as a result of a change in the Policy loan interest rate during the Policy Year of such change.

Loan Repayment: The Owner must specify that any payment made is to be applied to repay a Policy loan. The expense charge will not apply to repayments of Policy loans. Loan repayments will be allocated among the Sub-Accounts and/or Fixed Account on a pro rata basis unless the Owner specifies that the repayment (including the amounts thereof) is to be allocated to specific Sub-Accounts and/or the Fixed Account.

Surrender Benefit: The Owner may surrender this Policy for the surrender benefit. The surrender benefit is the Cash Surrender Value less any monthly cost of insurance charges on the date of surrender. All coverage will end on the effective date of surrender of the Policy. No Death Benefit proceeds will be paid after the effective date of surrender of the Policy.

Return of Expense Charge Benefit: If the Policy is surrendered for the surrender benefit within the first 7 Policy Years from the Policy Date, then the Company will pay a Return of Expense Charge Benefit. The benefit is calculated by applying a percentage to the Policy Value Account on the date the surrender Request is received at the Administrative Office. The percentage applied is the return of expense charge percentage as shown on the Return of Expense Charge Schedule in the Policy Schedule and is calculated as follows. In Policy Year 1 the return of expense charge percentage will be equal to the current expense charge percentage as assessed plus 1%. The return of expense charge percentage will then be reduced by a proportional amount in each Policy Year thereafter with it equaling 1% in Policy Year 7. Beginning in Policy Year 8 and all subsequent Policy Years, the Return of Expense Charge Benefit will be 0%.

The Return of Expense Charge Benefit is not available if the Policy is surrendered under the terms of Section 1035 of the Code and is not calculated for a Policy loan, partial withdrawal, paid-up policy or other non-forfeiture benefits, or when coverage under the Policy lapses.

The Return of Expense Charge Benefit creates a General Account obligation to the Company. The Return of Expense Charge Benefit is payable to the Owner. The Company may reduce or eliminate any Return of Expense Charge Benefit when there is a change of Owner or an assignment of the Policy.

Continuation of Insurance: If Premium payments cease, coverage under this Policy or any attached riders or endorsements will continue until the Policy Value Account, less any outstanding Policy loan and accrued loan interest is insufficient to cover all accrued Policy fees and charges, including charges for any riders or endorsements. When the amount is insufficient, the “Grace Period” provision will go into effect.

V17-J355X-NY 8-20

Policy Maturity: If the Insured is living and the Policy is in force on the Policy Anniversary at attained age 121, then this Policy will remain in force. The Death Benefit will be equal to the Policy Value Account. Any amounts transferred into the Fixed Account after policy maturity and any amounts already invested in the Fixed Account at policy maturity will continue to earn interest at the guaranteed interest rate.

No Premium payments will be allowed except as are required to prevent the Policy from lapsing. Partial withdrawals, Policy loans, and Policy loan repayments will be permitted, subject to the provisions herein, as well as the “Continuation of Insurance” provisions and the provisions of any riders and endorsements attached to the Policy.
No further cost of insurance charges will be deducted. This Policy may not qualify as life insurance if it is continued beyond the Policy Anniversary nearest the 121st birthday and may be subject to adverse tax consequences. Please consult a tax advisor prior to continuing coverage beyond that time.

Tax Considerations: This Policy is intended to qualify as life insurance for tax purposes and is designed to meet the requirements of Section 7702 of the Code, as in effect on the Issue Date. The Company will refund the excess of any Premium payment made over the maximum amount that could be paid without disqualifying this Policy as life insurance under Section 7702 of the Code.

This Policy may be purchased as a modified endowment contract. Distributions from modified endowment contracts are subject to different taxation rules than distributions from a life insurance Policy that is not a modified endowment contract.

If the Policy is not a modified endowment contract when issued, the payment of excess Premium or a material change in the benefits or terms of the contract, as outlined in Section 7702A of the Code, may cause the Policy to be treated as a new contract and may cause the Policy to become a modified endowment contract. Nothing in this Policy is to be construed as the giving of tax advice.

Partial Withdrawals: The Owner may make a partial withdrawal from the Policy Value Account at any time while the Policy is in force. The minimum amount per withdrawal is the amount shown on Policy Schedule. The maximum amount that may be withdrawn is 90% of the Policy Value Account less outstanding Policy loans and accrued loan interest.

There is no partial withdrawal fee charged for the first partial withdrawal in any Policy Year. A maximum partial withdrawal fee shown in the Policy Schedule will be deducted from the Policy Value Account for each additional partial withdrawal made in the same Policy Year. The partial withdrawal will be effective on the Transaction Date. The Policy Value Account will be reduced by the partial withdrawal amount and any partial withdrawal fee, which will be taken from all the Sub-Accounts and the Fixed Account on a pro rata basis.

If the Policy is in force under Option 1, Level Death Benefit, then the Total Face Amount also will be reduced by the amount of each partial withdrawal. Withdrawals may not be repaid directly into the Policy Value Account. Any payments received will be subject to the “Additional Premium Payments” provision.

Computation of Values: All guaranteed calculations are based on the Mortality Tables shown on the Policy Schedule. These computations assume that the Death Benefit is paid at the end of the Policy Year in which death occurs. Any net single Premium will be computed on the basis of the Insured's Attained Age, sex and premium class. Any cash values and non-forfeiture benefits available under the Policy are not less than the minimum values and benefits required by the state in which this Policy is delivered. A detailed statement showing how the values are computed has been filed with the Superintendent of the New York Department of Financial Services.

Postponement: Payment of Death Benefit proceeds in excess of any minimum Death Benefit, Cash Surrender Values, Policy loans, or partial withdrawals (except when used to pay Premiums) may be deferred for any period during which the New York State Exchange is closed for trading (except for normal holiday closing) or when the Securities and Exchange Commission has determined that a state of emergency exists, which may make such payment impractical.

During the postponement period, the Sub-Account Value may continue to be subject to the investment experience (gains or losses) of the Fund(s) and all applicable charges.

The Company may defer payment of any withdrawal, surrender or Policy loan proceeds from the Fixed Account for up to 6 months after a Request is received. If the Company delays payment of surrender benefits under this Policy, the Company will pay interest at the rate specified under applicable state law of the state where the Policy is delivered, as required, if any, at the time of the Request.

V17-J355X-NY 8-20

Settlement Options: All amounts payable under the Policy, including Death Benefit proceeds and any proceeds from any surrender, partial withdrawal or Policy loan will be paid in a lump sum unless the Owner elects by Request to have all or a portion of such amounts paid under a different settlement option that the Company may then be offering.

Exchange of Policy: At any time during the first 18 policy months, so long as this Policy is in force, any Owner may exchange this Policy, without evidence of insurability, for a policy of general account life insurance that the Company then offers in the state of New York on the life of the Insured for the Total Face Amount of this Policy. Alternatively, the Owner may elect to Transfer all amounts from the Variable Account into the Fixed Account without restriction, if the Company determines at the time of the exchange, that the Fixed Account under this Policy is competitively priced in relation to other general account products. The exchange to a general account policy is subject to the following requirements: (i) the new policy shall bear the same date of issue and issue age as this Policy and at the rates in effect on that date for the same premium class; (ii) the new policy shall include such incidental insurance benefits as are included in this Policy if such incidental insurance benefits are available for issue with the new policy; and (iii) the exchange shall be subject to an equitable premium or policy value adjustment that takes appropriate account of the premiums and policy values under this Policy. A detailed statement of the method of computing any adjustments shall be filed with the Superintendent of the New York Department of Financial Services.

TRANSFER PROVISIONS

Transfers: At any time while this Policy is in force, the Owner, by Request, may Transfer all or a portion of the Sub- Account Value or the Fixed Account among the available Sub-Accounts or the Fixed Account subject to the provisions set out below. The Owner is allowed a number of free Transfers within a Policy Year as shown on the Policy Schedule; however, the Company may assess a Transfer Fee, also shown on the Policy Schedule, for each subsequent Transfer that exceeds the limit. All Transfers made on a single Transaction Date will be aggregated to count as only one Transfer toward the free Transfers.

Sub-Account Transfers: The Company may limit the availability of any Sub-Account with respect to Transfers. Notice will be given in compliance with any regulatory requirements where applicable.

The Company will reject Transfers if the Company deems that the Transfers would disrupt the management of the Variable Account, any Sub-Account, or any Fund.

Fixed Account Transfers: Transfers into the Fixed Account are limited to the period and dollar amount as shown on the Policy Schedule. A Transfer out of the Fixed Account may only be made once during a period shown on the Policy Schedule and is limited to the greater of the maximum of the balance of the Fixed Account as shown on the Policy Schedule, or the amount of the Transfer from the previous Transfer period. A partial withdrawal will be considered a Transfer from the Fixed Account. Except for the time period and percentage allowed for Transfers out of the Fixed Account, which are set at issue of the Policy and will not change, the Company will give 30 days’ written notice to the Owner if any of the limitations and time periods referred to in this provision are changed. Any changes will not discriminate unfairly within any class of Owners or Insureds.

Guaranteed Paid-Up Option: Once every Policy Anniversary, the Owner may Transfer all amounts in the Variable Account into the Fixed Account and apply the Cash Surrender Value, excluding the Return of Expense Charge Benefit, as a single Premium to provide an amount of guaranteed paid-up insurance. This net single Premium will be based on the Insured’s Attained Age, sex and premium class on the date of the Transfer, as adjusted for any substandard rating, the Mortality Table as shown on the Policy Schedule and computed at the paid up interest rate shown on the Policy Schedule. Future Cash Surrender Values of the paid-up policy will be calculated by multiplying the amount of guaranteed paid-up insurance by a net single Premium at each successive duration. The net single premium will be based on the Insured’s Attained Age, sex and premium class, as adjusted for any substandard rating, the Mortality Table as shown on the Policy Schedule and computed at the paid up interest rate shown on the Policy Schedule.

POLICY SCHEDULE
DEATH BENEFIT
Option 1: Level Death

OWNER/POLICY INFORMATION

Owner:
 XYZ Corporation
Insured: JOHN DOE
Policy Number: 1234567
Policy Date: July 1, 2020
Total Face Amount: $250,000
Issue Date: July 1, 2020
Issue Age/Sex:
 35/ Male
State of Delivery: New York
Department of Financial Services
Telephone Number: (800) 342-3736

Mortality Table: 2017 Loaded Commissioners Standard Ordinary Gender Distinct, Smoker Distinct Ultimate ANB Mortality Tables
Separate Account: Protective NY COLI Separate Account
Return of Expense Charge Benefit: Schedule shown on Page S2b

If no Premiums are paid after the first Premium or if subsequent Premiums prove to be insufficient, this coverage may cease prior to age 121. The Owner may have to pay more than the Premiums shown above to keep this Policy and coverage in force due to the fact that current cost of insurance are not guaranteed, policy values may increase or decrease in accordance with the investment performance of the funds in the Variable Account, the current expense loads of the funds in the Variable Account may change, Policy loans and partial withdrawals may be taken, there may be changes in the choice of Death Benefit options, and there may be requested changes to the specified Total Face Amount.
FEES AND CHARGES
Maximum Administration Charge:

$10.00 per month
Maximum Expense Charge:

10.00% of premium
Maximum Mortality & Expense Charge:
.90% per year
Guaranteed Maximum Monthly Risk Rates:

Shown on Page S1a
Maximum Projection of Future Benefits Fee:

$50
Death Benefit Interest Rate Factor:

1.00327374
Number of Free Transfers per Year:

12
Maximum Transfer Fee after Free Transfers:

$10
Maximum Partial Withdrawal Fee:

$100

Where applicable, and where referred to in the Policy, additional interest amounts are not guaranteed and the Company has the right to change the amount of interest credited to the Policy and the amount of cost of insurance or other expense charges deducted under the Policy, which may require more Premium to be paid than was illustrated or the Cash Values may be less than those illustrated.

FIXED ACCOUNT
Maximum Dollar Amount Allowed for Transfer into Fixed Account:

$20,000,000
Transfer Period into Fixed Account:

once every 60 days
Guaranteed Interest Rate:

2%
Transfer Period out of the Fixed Account:

once every 365 days
Maximum Percentage of Funds Available
for Transfer Out of the Fixed Account:

25%
Paid-Up Interest Rate:

4%

SCHEDULE OF BENEFITS AND PREMIUMS
BENEFITS	FACE AMOUNT	GUARANTEED MAXIMUM MONTHLY RISK RATES	PREMIUM PERIOD
Base Policy Face Amount	$200,000	See Page S1a	To Insured Age 121
Term Life Insurance Rider Face Amount	$50,000	See Page S1a
Total Face Amount	$250,000	See Page S1a

V17S-J355X-NY 8-20

GUARANTEED MAXIMUM MONTHLY RISK RATES
Standard Premium Class
(Based on the Attained Age of the Insured)

Attained	Non-Smoker		Smoker		Attained	Non-Smoker		Smoker
Age	Male	Female	Male	Female	Age	Male	Female	Male	Female
20	0.07417	0.02750	0.07500	0.02750	71	1.23333	0.83083	2.92833	2.27333
21	0.07750	0.02750	0.07750	0.02750	72	1.39167	0.93000	3.23333	2.46083
22	0.07417	0.02750	0.08000	0.02750	73	1.57583	1.04500	3.56750	2.66833
23	0.07167	0.02750	0.08250	0.02917	74	1.78583	1.17833	3.91917	2.89250
24	0.07083	0.02750	0.08500	0.03250	75	2.02000	1.33333	4.27750	3.14167
25	0.07083	0.02750	0.08750	0.03417	76	2.27667	1.50917	4.63250	3.41583
26	0.06000	0.02750	0.08750	0.03417	77	2.55917	1.71417	4.98333	3.72417
27	0.05750	0.02917	0.08583	0.03417	78	2.87167	1.95250	5.33250	4.06167
28	0.05250	0.03083	0.08417	0.03500	79	3.22833	2.23667	5.69917	4.43500
29	0.04833	0.03250	0.08333	0.03667	80	3.64000	2.58167	6.09250	4.93167
30	0.04583	0.03417	0.08333	0.04000	81	4.12167	2.98000	6.52667	5.52750
31	0.04750	0.03667	0.08667	0.04250	82	4.66083	3.37333	6.97083	6.20417
32	0.04917	0.04000	0.09250	0.04500	83	5.28833	3.80250	7.65833	6.96167
33	0.05583	0.04583	0.09917	0.04917	84	6.01583	4.31833	8.43500	7.73583
34	0.06500	0.05167	0.10667	0.06500	85	6.86167	5.10917	9.31917	8.43167
35	0.07500	0.05917	0.11417	0.07250	86	7.84083	5.81083	10.32167	9.53333
36	0.08750	0.06667	0.12500	0.08583	87	8.96750	6.59667	11.43917	10.51167
37	0.09833	0.07417	0.13500	0.10250	88	10.24167	7.51833	12.66667	11.58167
38	0.10833	0.08167	0.14750	0.11667	89	11.62417	8.54250	13.95000	12.71833
39	0.11417	0.08417	0.16667	0.12833	90	13.09833	9.66667	15.27250	13.90583
40	0.11917	0.08583	0.18750	0.13833	91	14.61250	10.86417	16.58750	15.09583
41	0.12583	0.08667	0.21000	0.14750	92	16.12667	12.16500	17.86000	16.32417
42	0.13417	0.08667	0.23250	0.15583	93	17.62417	13.56917	19.08833	17.57667
43	0.14167	0.08667	0.25250	0.16500	94	19.03000	14.98417	20.20917	18.73000
44	0.14917	0.08750	0.26750	0.17417	95	20.28333	16.50750	21.17500	19.90417
45	0.15250	0.08750	0.27917	0.18500	96	21.86917	18.39000	22.50750	21.38083
46	0.15917	0.09083	0.29750	0.20250	97	23.55750	20.45917	23.96833	22.92417
47	0.16417	0.09500	0.31583	0.22167	98	25.39250	22.71583	25.61333	24.51833
48	0.17083	0.10000	0.33750	0.24333	99	27.33333	25.12917	27.41250	26.11417
49	0.17833	0.10667	0.36083	0.26667	100	29.34083	27.66583	29.34083	27.66583
50	0.18750	0.11500	0.38750	0.29250	101	31.20583	29.78500	31.20583	29.78500
51	0.20167	0.12583	0.41917	0.32250	102	33.06667	31.88167	33.06667	31.88167
52	0.21917	0.14000	0.45333	0.35500	103	34.88833	33.91917	34.88833	33.91917
53	0.24000	0.15750	0.49250	0.39083	104	36.63750	35.86417	36.63750	35.86417
54	0.26167	0.17667	0.53667	0.43000	105	38.28000	37.68250	38.28000	37.68250
55	0.28333	0.19667	0.58583	0.47417	106	39.78583	39.34167	39.78583	39.34167
56	0.30333	0.21583	0.64250	0.52417	107	41.94333	41.50917	41.94333	41.50917
57	0.32250	0.23417	0.70583	0.58083	108	44.21750	43.79500	44.21750	43.79500
58	0.34250	0.25333	0.77917	0.64417	109	46.61583	46.20667	46.61583	46.20667
59	0.36583	0.27333	0.86167	0.71417	110	49.14333	48.75167	49.14333	48.75167
60	0.39500	0.29583	0.95667	0.79250	111	51.80833	51.43667	51.80833	51.43667
61	0.43417	0.32167	1.06583	0.87917	112	54.61833	54.26917	54.61833	54.26917
62	0.48250	0.35250	1.19000	0.97500	113	57.58000	57.25833	57.58000	57.25833

63	0.53667	0.38750	1.32750	1.08000	114	60.70250	60.41167	60.70250	60.41167
64	0.59750	0.42667	1.47750	1.19417	115	63.99500	63.73917	63.99500	63.73917
65	0.66333	0.46917	1.64500	1.31917	116	67.46500	67.24917	67.46500	67.24917
66	0.73417	0.51417	1.82250	1.45250	117	71.12333	70.95250	71.12333	70.95250
67	0.81000	0.56333	2.00917	1.59583	118	74.98083	74.86083	74.98083	74.86083
68	0.89417	0.61667	2.20583	1.74667	119	79.04667	78.98333	79.04667	78.98333
69	0.98917	0.67750	2.41917	1.90417	120	83.33333	83.33333	83.33333	83.33333
70	1.10083	0.74750	2.65667	2.07917

The guaranteed maximum monthly risk rates shown reflect a flat extra charge of $0.25 per month for the first 4 Policy years and will not exceed 83.33333 per month. The guaranteed maximum monthly risk rates shown are based on 300% of the Mortality Table rates, up to a maximum of 83.33333 per month.

V17S-J355X-NY 8-20

Page S1a

DEATH BENEFIT FACTORS
Standard Premium Class
Cash Value Accumulation Test

Attained	Non-Smoker		Smoker		Attained	Non-Smoker		Smoker
Age	Male	Female	Male	Female	Age	Male	Female	Male	Female
20	9.74450	11.39538	7.60801	8.69170	71	1.79318	1.94287	1.57665	1.66005
21	9.44009	10.99323	7.35725	8.37775	72	1.74317	1.88462	1.54505	1.62335
22	9.14577	10.60392	7.11451	8.07433	73	1.69560	1.82890	1.51533	1.58802
23	8.85549	10.22712	6.87949	7.78116	74	1.65044	1.77566	1.48745	1.55403
24	8.57034	9.86253	6.65190	7.49890	75	1.60762	1.72487	1.46127	1.52129
25	8.29178	9.50983	6.43150	7.22799	76	1.56704	1.67648	1.43655	1.48979
26	8.02045	9.16872	6.21801	6.96700	77	1.52853	1.63040	1.41301	1.45947
27	7.74944	8.83888	6.01031	6.71473	78	1.49194	1.58661	1.39038	1.43033
28	7.48473	8.52130	5.80777	6.47096	79	1.45716	1.54507	1.36842	1.40228
29	7.22508	8.21543	5.61039	6.23575	80	1.42413	1.50582	1.34702	1.37527
30	6.97125	7.92078	5.41845	6.00913	81	1.39286	1.46893	1.32609	1.34975
31	6.72423	7.63685	5.23209	5.79130	82	1.36336	1.43438	1.30560	1.32589
32	6.48582	7.36369	5.05206	5.58157	83	1.33552	1.40163	1.28535	1.30372
33	6.25571	7.10121	4.87866	5.37959	84	1.30936	1.37051	1.26614	1.28324
34	6.03540	6.85005	4.71174	5.18545	85	1.28490	1.34109	1.24801	1.26414
35	5.82511	6.60950	4.55112	5.00158	86	1.26214	1.31436	1.23101	1.24574
36	5.62438	6.37956	4.39644	4.82521	87	1.24113	1.28930	1.21521	1.22924
37	5.43323	6.15951	4.24794	4.65710	88	1.22189	1.26580	1.20065	1.21384
38	5.25046	5.94869	4.10510	4.49725	89	1.20441	1.24389	1.18735	1.19952
39	5.07527	5.74650	3.96795	4.34452	90	1.18855	1.22345	1.17516	1.18615
40	4.90618	5.55088	3.83698	4.19800	91	1.17411	1.20427	1.16390	1.17357
41	4.74273	5.36136	3.71192	4.05702	92	1.16078	1.18603	1.15328	1.16143
42	4.58500	5.17755	3.59247	3.92115	93	1.14812	1.16846	1.14288	1.14945
43	4.43302	4.99912	3.47818	3.79001	94	1.13563	1.15117	1.13220	1.13723
44	4.28634	4.82598	3.36841	3.66346	95	1.12250	1.13346	1.12045	1.12395
45	4.14468	4.65819	3.26237	3.54127	96	1.10758	1.11460	1.10652	1.10881
46	4.00720	4.49546	3.15959	3.42338	97	1.09019	1.09395	1.08975	1.09107
47	3.87423	4.33829	3.06042	3.31019	98	1.06858	1.06994	1.06847	1.06902
48	3.74537	4.18659	2.96462	3.20152	99	1.04000	1.04000	1.04000	1.04000
49	3.62066	4.04025	2.87221	3.09724	100	1.04000	1.04000	1.04000	1.04000
50	3.50003	3.89927	2.78306	2.99714	101	1.04000	1.04000	1.04000	1.04000
51	3.38346	3.76360	2.69714	2.90110	102	1.04000	1.04000	1.04000	1.04000
52	3.27121	3.63324	2.61447	2.80905	103	1.04000	1.04000	1.04000	1.04000
53	3.16329	3.50822	2.53490	2.72081	104	1.04000	1.04000	1.04000	1.04000
54	3.05967	3.38851	2.45841	2.63624	105	1.04000	1.04000	1.04000	1.04000
55	2.96010	3.27389	2.38494	2.55519	106	1.04000	1.04000	1.04000	1.04000
56	2.86429	3.16405	2.31440	2.47757	107	1.04000	1.04000	1.04000	1.04000
57	2.77189	3.05858	2.24678	2.40330	108	1.04000	1.04000	1.04000	1.04000
58	2.68263	2.95712	2.18199	2.33233	109	1.04000	1.04000	1.04000	1.04000
59	2.59638	2.85945	2.12004	2.26454	110	1.04000	1.04000	1.04000	1.04000
60	2.51310	2.76540	2.06086	2.19984	111	1.04000	1.04000	1.04000	1.04000
61	2.43285	2.67484	2.00445	2.13812	112	1.04000	1.04000	1.04000	1.04000
62	2.35581	2.58773	1.95079	2.07930	113	1.04000	1.04000	1.04000	1.04000

63	2.28201	2.50403	1.89987	2.02326	114	1.04000	1.04000	1.04000	1.04000
64	2.21136	2.42366	1.85158	1.96989	115	1.04000	1.04000	1.04000	1.04000
65	2.14375	2.34651	1.80580	1.91908	116	1.04000	1.04000	1.04000	1.04000
66	2.07900	2.27242	1.76248	1.87070	117	1.04000	1.04000	1.04000	1.04000
67	2.01695	2.20122	1.72143	1.82460	118	1.04000	1.04000	1.04000	1.04000
68	1.95742	2.13276	1.68245	1.78065	119	1.04000	1.04000	1.04000	1.04000
69	1.90032	2.06692	1.64538	1.73867	120	1.04000	1.04000	1.04000	1.04000
70	1.84557	2.00364	1.61012	1.69849

The Death Benefit Factors shown are based on 300% of the Mortality Table rates.

V17S-J355X-NY 8-20

Page S2a

RETURN OF EXPENSE CHARGE SCHEDULE

Policy Year	Return of Expense Charge Percentage
1	7.00%
2	6.00%
3	5.00%
4	4.00%
5	3.00%
6	2.00%
7	1.00%
8+	0.00%

V17S-J355X-NY 8-20

   Page S2b
V17-J355X-NY 8-20

THIS PAGE IS INTENTIONALLY LEFT BLANK

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

ADJUSTABLE DEATH BENEFIT. Proceeds payable at death are subject to Policy provisions. Please refer to the “Death Benefit” provision of this Policy for a description of the Death Benefit. Flexible Premiums are payable while the Insured is alive. If no Premiums are paid after the first Premium, or if subsequent Premiums prove to be insufficient, this coverage may cease prior to age 121. PAYMENTS AND VALUES THAT ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SUB-ACCOUNTS ARE VARIABLE, MAY INCREASE OR DECREASE ACCORDINGLY, AND ARE NOT GUARANTEED AS TO AN AMOUNT. Non-Participating. Does not pay dividends.